Exhibit 99.1

NEWS RELEASE

Insurance for living.

     Solutions for life.

Genworth Financial Reports Second Quarter Net Operating Earnings

Per Diluted Share Increased 11% to $0.78

Income From Continuing Operations Per Diluted Share of $0.72

Richmond, VA (July 26, 2007) – Genworth Financial, Inc. (NYSE: GNW) today reported income from continuing operations for the second quarter of 2007 of $321 million, or $0.72 per diluted share. Income from continuing operations for the second quarter of 2006 was $306 million, or $0.66 per diluted share.

	Three months ended June 30 (Unaudited)
	2007		2006
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)
Income from continuing operations	$321	$0.72	$306	$0.66
Net income	$387	$0.86	$317	$0.68
Net operating income[1]	$351	$0.78	$328	$0.70
Weighted average diluted shares	449.0		468.3

Net operating income for the second quarter of 2007 was $351 million, or $0.78 per diluted share, compared to net operating income of $328 million, or $0.70 per diluted share, in the second quarter of 2006.

[1]

This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (“Non-GAAP”). See the Use of Non-GAAP Measures section of this press release for additional information.

“Genworth made good progress expanding our wealth management and retirement fee businesses and driving steady international growth”, said Michael D. Fraizer, chairman and chief executive. “We are affirming our outlook for full-year operating earnings per diluted share of $3.15 to $3.25; however, given the dynamics in the U.S. housing market, we feel a conservative stance is appropriate which could take full-year 2007 results to the lower end of the range.”

Recent Highlights – Business Growth

•	Retirement and wealth management lines showed strong progress in the continued shift to fee-based products.

-	Managed money assets under management (AUM) more than tripled to $20.7 billion from the addition of AssetMark, strong net flows and favorable equity market performance.

-	Income distribution series[2] sales grew 54 percent to $472 million.

-	AssetMark introduced a new series of fundamental index funds that offer a unique alternative to traditional index fund offerings.

•	Universal life annualized first year deposits increased 50 percent.

•	Long term care (LTC) continued progress in broadening its growth agenda.

-	AARP selected Genworth as its provider to offer new long term care insurance products to its approximately 38 million members.

-	Sales of our linked-benefits product continued to build momentum, adding $5 million in the quarter.

-	Independent channel sales were up 11 percent to $30 million.

•	The International segment demonstrated strong sales growth.

-	International mortgage new insurance written (NIW) was up 91 percent[3] on both flow and bulk growth, primarily in Canada and Australia.

-	Payment protection sales grew 59 percent[3] driven by solid growth in central and southern Europe and in new markets, as well as a large structured transaction with a lender in the U.K.

-	Total mortgage insurance unearned premium reserve ended the quarter at $2.9 billion.

[2]

The Income Distribution Series products are comprised of our retirement income deferred and immediate variable annuity products, including those variable annuity products with rider options that provide similar income features. These products do not include fixed single premium immediate annuities or deferred annuities, which may also serve income distribution needs. Sales data is available in the company’s financial supplement posted on the company’s website.

[3]	Excludes the impact of foreign exchange.

•	U.S. mortgage insurance primary insurance in force (IIF) grew 33 percent on strong sales and flow persistency, driving a 28 percent increase in earned premium.

Recent Highlights – Expense & Capital Management

•

Genworth plans to file for a premium rate increase of between 8 percent and 12 percent on most of its old block of LTC policies. This block represents approximately $700 million of annual in force premium.

•	Efficiencies created by Genworth’s January 2007 organizational realignment were evident in the company’s adjusted expense ratio, which declined 140 basis points to 10.4 percent.[4]

•	Genworth closed on the sale of the employee benefits group business and recognized an after-tax gain on sale of discontinued operations of $60 million.

•

During the quarter, the company repurchased 16.5 million common shares through an accelerated share repurchase program, mitigating the dilutive impact of the conversion of the company’s equity units. In addition, 4.7 million common shares were repurchased in the open market. As of June 30, approximately $100 million remained available for additional share repurchase.

Segment Results

Net operating income presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes, as well as the results from our discontinued operations. In the discussion of results, all percentage changes referenced exclude the impact of foreign exchange. The impact of foreign exchange on net operating income in the second quarter of 2007 was a favorable $10 million in the International segment.

A reconciliation from net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

[4]	GAAP basis expense ratio declined 90 basis points to 17.9 percent. A reconciliation of expense ratio to adjusted expense ratio is at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (in millions)	Q2 07	Q2 06
Managed Money	$11	$6
Retirement Income	43	38
Institutional	10	13
Life Insurance	75	77
Long Term Care	41	37

Total Retirement and Protection	$180	$171

Sales & Flows (in millions)	Q2 07	Q2 06
Managed Money
Gross Flows	$1,759	$643
Net Flows	1,265	478
Retirement Income	982	967
Institutional	1,007	379
Life Insurance	85	69
Long Term Care	54	51

Assets Under Management[5] (in millions)
Fee-Based[6]	$26,550	$9,523
Spread-Based[7]	31,856	31,575

Total Assets Under Management	$58,406	$41,098

Retirement and Protection’s net operating income increased 5 percent to $180 million. Managed money earnings grew 83 percent from AUM that more than tripled. Earnings in fee-based retirement products increased 89 percent as AUM grew to $5.9 billion or 74 percent, partially offset by lower service related fees. Spread-based retirement income earnings decreased 10 percent driven by a decline in account balances primarily related to the planned run-off of low return fixed annuities. The decline in account balances was partially offset by wider spreads. Institutional earnings of $10 million were down from the prior year, which included $3 million of additional investment income items. Life insurance earnings were $75 million, down slightly as new business growth

[5]	Assets under management represent account values, net of reinsurance, and managed third party assets.
[6]	Fee-based includes managed money and retirement income fee-based businesses.
[7]	Spread-based includes retirement income spread-based and institutional businesses.

was more than offset by less favorable mortality compared to one year ago. LTC earnings increased 11 percent to $41 million and included $9 million of favorable investment income. Results in the prior year included $6 million of net favorable items. Excluding these items, LTC earnings were about flat as the performance of newer issued policies was offset by unfavorable performance of older blocks of business.

Managed money gross flows nearly tripled to $1.8 billion, and net flows were $1.3 billion, reflecting sales from AssetMark, distribution expansion and new product introductions. Income distribution series product sales increased 54 percent to $472 million from strong growth in the guaranteed minimum withdrawal benefit for life product and favorable equity markets. Lower fixed annuity sales reflected both the unfavorable yield curve environment and competitive pressures. Institutional sales of $1.0 billion included $650 million of funding agreements backing notes. Total life sales grew 23 percent to $85 million, as universal life sales increased 75 percent, including $41 million of excess deposits. Term life sales declined 22 percent in a competitive pricing environment. LTC sales increased 6 percent to $54 million, driven by $5 million in sales from the recently introduced linked-benefits product that combines both LTC and universal life product features. Independent channel sales growth of 11 percent was partially offset by a decline in the career channel.

International

International Net Operating Income (in millions)	Q2 07	Q2 06
Mortgage Insurance
• Canada	$59	$51
• Australia	44	35
• Other International	4	4
Payment Protection	35	29

Total International	$142	$119

Sales (in billions)	Q2 07	Q2 06
Mortgage Insurance
• Canada	$21.5	$6.2
• Australia	17.5	9.6
• Other International	5.5	5.9

Total Mortgage Insurance	$44.5	$21.7

Payment Protection	$0.9	$0.5

International’s net operating income increased 11 percent from strong growth in Canada, Australia and payment protection. In Canada, net operating income was up 12 percent reflecting strong revenue growth, partially offset by normal loss seasoning. In Australia, net operating income increased 11 percent driven by strong double-digit revenue growth, partially offset by higher losses. Payment protection income increased 10 percent primarily from revenue growth. Income in both Australia and payment protection benefited from improved effective tax rates. Other international mortgage insurance results were flat as revenue growth was offset by higher losses and investments in new markets.

International mortgage insurance sales nearly doubled to $44.5 billion from higher flow sales in our established markets and higher bulk sales in Canada and Australia. In Canada, sales more than tripled with an increase in flow sales of 55 percent as the company continued to gain share in a growing market. Bulk sales increased $11.7 billion driven by two large transactions with short durations. In Australia, sales grew 64 percent driven by an 11 percent increase in flow sales and a $5.7 billion increase in bulk sales. Payment protection sales grew 59 percent on growth in central and southern Europe, new markets and approximately $200 million from a structured transaction with a lender in the U.K.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q2 07	Q2 06
Net Operating Income	$66	$72
Primary Insurance In Force (in billions)	135.5	102.0
Primary Risk In Force (in billions)	25.8	22.1

Primary Sales (in billions)
Flow	$10.8	$6.7
Bulk	11.1	1.4

Total Primary Sales	$21.9	$8.1

U.S. Mortgage Insurance’s net operating income declined $6 million to $66 million, as a 28 percent increase in premiums was more than offset by higher losses. Paid claims increased $8 million, before-tax, driven by higher average claim amounts associated with higher loan balances. On a sequential basis, loss reserves increased $19 million to $270 million. This was principally the result of a 5 percent increase in flow delinquency counts primarily in Florida, California and Arizona. Delinquencies in the Great Lakes were stable.

Primary insurance in force (IIF) grew 33 percent to $135.5 billion as a result of strong sales and 78 percent flow persistency. U.S. flow mortgage insurance sales increased 61 percent reflecting the strong growth of the mortgage insurance market and disciplined execution of growth initiatives. Bulk sales increased $9.7 billion primarily from the execution of select portfolio transactions.

Corporate and Other

Corporate and Other (in millions)	Q2 07	Q2 06
Net Operating Loss	($37)	($34)

Corporate and Other’s net operating loss was $37 million reflecting higher interest expense.

Investment Highlights

During the quarter, after-tax net investment income related to bond calls, commercial mortgage loan prepayments, limited partnership investments and commercial mortgage loan loss reserves was $16 million compared to $21 million in the prior year quarter. After-tax net investment losses in the second quarter of 2007 of $30 million included $9 million of impairments primarily related to a single credit in the media sector, and $21 million related to portfolio repositioning and other activities.

Stockholders’ Equity

Stockholders’ equity as of June 30, 2007 was $13.0 billion, or $29.31 per share, compared with $12.2 billion, or $26.84 per share, as of June 30, 2006. Stockholders’ equity, excluding accumulated other comprehensive income, as of June 30, 2007 was $12.4 billion, or $28.07 per share, compared with $12.0 billion, or $26.33 per share, as of June 30, 2006.

Share Repurchases

During the quarter, Genworth repurchased 21.2 million shares at a weighted average price of $36.08 per share. As of June 30, 2007, Genworth had the authority to repurchase approximately $100 million in 2007.

The timing of future share repurchases under the company’s stock repurchase program will depend on a variety of factors, including market conditions, and may be suspended or discontinued at any time. Common stock acquired through the repurchase program will be held as treasury shares until such time as they may be reissued or retired by the company.

About Genworth Financial

Genworth is a leading financial security company meeting the retirement, longevity and lifestyle protection, investment and mortgage insurance needs of more than 15 million customers. It has a presence in more than 25 countries. For more information, visit genworth.com.

Conference Call and Financial Supplement Information

This press release and the second quarter 2007 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on July 27 from 9 a.m. to 10 a.m. (ET) to discuss the quarter’s results and outlook. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s July 27 conference call is 1-866-875-7108 or 1-706-634-9180 (outside the U.S.), passcode 6329775. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 1-800-642-1687 or 1-706-645-9291 (outside the U.S.); passcode 6329775. The replay will be available through August 10, 2007.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income.” Our chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income. We define net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. We exclude net investment gains (losses) and infrequent or unusual non-operating items because we do not consider them to be related to the operating performance of our segments and Corporate and Other activities. A significant component of our net investment gains (losses) are the result of credit-related impairments and credit-related gains and losses, the timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to our discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income if, in our opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income in accordance with U.S. GAAP, we believe that net operating income, and measures that are derived from or incorporate net operating income, are appropriate measures that are useful to investors because they identify the income attributable to the ongoing operations of the business. However, net operating income should not be viewed as a substitute for GAAP net income. In addition, the company’s definition of net operating income may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income for the periods presented in this press release. The table at the end of this press release reflects net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of our segments and Corporate and Other activities to net income for the three months ended June 30, 2007 and 2006.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating income, the company is unable to reconcile its outlook for net operating income to net income presented in accordance with GAAP.

The company references the non-GAAP financial measure entitled “expense ratio” as a measure of productivity. The company defines adjusted expense ratio as acquisition and operating expenses, net of deferrals, divided by total revenues, excluding the effects of the company’s managed money and payment protection insurance businesses. The managed money and payment protection insurance businesses are excluded from this ratio as its expense base is comprised of varying levels of non-deferrable acquisition costs. Management believes that the expense ratio analysis enhances understanding of the productivity of the company. However, the adjusted expense ratio as defined by the company should not be viewed as a substitute for GAAP acquisition and operating expenses, net of deferrals, divided by total revenues. The tables at the end of this press release include a reconciliation of the adjusted expense ratio, as defined, to the GAAP measure.

Definition of Selected Operating Performance Measures

Management regularly monitors and reports a production volume metric referred to as “sales,” which is a measure commonly used in the insurance industry as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable annuity products; (3) gross and net flows for our managed money business which represents gross flows net of redemptions; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we can earn a fee for administrative services only business, for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums net of cancellations for our Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums, premiums equivalents and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Management regularly monitors and reports assets under management for our managed money business. Assets under management for our managed money business represent third-party assets under management that are not consolidated in our financial statements. The company considers assets under management for our managed money business to be a measure of the company’s operating performance because it represents a measure of the size of our business at a specific date, rather than a measure of the company’s revenues or profitability during that period.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, competition, availability and adequacy of reinsurance, defaults by counterparties, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, political or economic instability, the failure or any compromise of the security of the company’s computer systems, and the occurrence of natural or man-made disasters or a pandemic disease;

•

Risks relating to the company’s Retirement and Protection segment, including unexpected changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks as a result of the company’s decision to file for an increase in premiums on certain in-force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, and the failure of demand for long term care insurance to increase as the company expects;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, deterioration in economic conditions or decline in home price appreciation, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan-to-value international mortgage originations, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, and growth in the global mortgage insurance market that is lower than the company expects;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high-loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, legal actions under Real Estate Settlement Practices Act, and potential liabilities in connection with the company’s U.S. contract underwriting services; and

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to GE under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control, and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804.662.2248 Alicia.charity@genworth.com

Linnea Olsen, 804.662.2536 Linnea.olsen@genworth.com

Media:	Tom Topinka, 804.662.2444 Thomas.topinka@genworth.com

Consolidated Statements of Income

(amounts in millions, except per share data)

	Three months ended June 30,
	2007	2006
REVENUES:
Premiums	$1,549	$1,480
Net investment income	1,024	940
Net investment gains (losses)	(51)	(49)
Insurance and investment product fees and other	243	200

Total revenues	2,765	2,571

BENEFITS AND EXPENSES:
Benefits and other changes in policy reserves	1,090	978
Interest credited	391	378
Acquisition and operating expenses, net of deferrals	495	483
Amortization of deferred acquisition costs and intangibles	207	197
Interest expense	124	88

Total benefits and expenses	2,307	2,124

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	458	447
Provision for income taxes	137	141

INCOME FROM CONTINUING OPERATIONS	321	306
Income from discontinued operations, net of taxes	6	11
Gain on sale from discontinued operations, net of taxes	60	—

NET INCOME	$387	$317

Earnings from continuing operations per common share:
Basic	$0.73	$0.67

Diluted	$0.72	$0.66

Earnings per common share:
Basic	$0.88	$0.70

Diluted	$0.86	$0.68

Weighted-average common shares outstanding:
Basic	439.4	455.8

Diluted	449.0	468.3

Reconciliation of Net Operating Income to Net Income

	Three months ended June 30,
(Amounts in millions)	2007	2006
Net operating income (loss):
Retirement and Protection	$180	$171
International	142	119
U.S. Mortgage Insurance	66	72
Corporate and Other	(37)	(34)

Net operating income	351	328
Net investment gains (losses), net of taxes and other adjustments	(30)	(22)

Income from continuing operations	321	306
Income from discontinued operations, net of taxes	6	11
Gain on sale from discontinued operations, net of taxes	60	—

Net income	$387	$317

	Three months ended June 30,
(Amounts in millions, except per share amounts)	2007	2006
Earnings per common share:
Basic	$0.88	$0.70

Diluted	$0.86	$0.68

Net operating earnings per common share:
Basic	$0.80	$0.72

Diluted	$0.78	$0.70

Weighted-average common shares outstanding:
Basic	439.4	455.8

Diluted	449.0	468.3

Reconciliation of Expense Ratio to Adjusted Expense Ratio

	Three months ended June 30,
(Amounts in millions)	2007	2006
GAAP Basis Expense Ratio:
Acquisition and operating expenses, net of deferrals (1)	$495	$483
Total revenues (2)	$2,765	$2,571

Expense ratio (1) divided by (2)	17.9%	18.8%

GAAP Basis, As Adjusted – Expense Ratio:
Acquisition and operating expenses, net of deferrals	$495	$483
Less managed money	65	39
Less payment protection insurance business	183	182

Adjusted acquisition and operating expenses, net of deferrals (3)	$247	$262

Total revenues	$2,765	$2,571
Less managed money	82	47
Less payment protection insurance business	363	352
Less net investment gains (losses)	(51)	(49)

Adjusted total revenues (4)	$2,371	$2,221

Adjusted expense ratio (3) divided by (4)	10.4%	11.8%